NEWS RELEASE
FOR IMMEDIATE RELEASE
April 29, 2026
CAPITOL FEDERAL FINANCIAL, INC.®
REPORTS SECOND QUARTER FISCAL YEAR 2026 RESULTS

Topeka, KS - Capitol Federal Financial, Inc.® (NASDAQ: CFFN) (the "Company," "we" or "our"), the parent company of Capitol Federal Savings Bank (the "Bank"), announced preliminary results today for the quarter ended March 31, 2026. For best viewing results, please view this release in Portable Document Format (PDF) on our website, https://ir.capfed.com. Additionally, our quarterly investor presentation can also be found on our website at https://ir.capfed.com/events-and-presentations/default.aspx.

The Company ended the current quarter with total assets of $9.83 billion, stockholders' equity of $1.03 billion and net income of $20.1 million. The continued growth in assets and strong earnings performance are the direct result of disciplined execution of our strategic banking initiatives by the Board and management. This marked our seventh consecutive quarter of net interest income growth and net interest margin expansion. Net interest income increased $949 thousand to $52.3 million, and our net interest margin increased five basis points to 2.24% due primarily to a reduction in borrowings. Our commitment to share repurchases continued with the purchase of $22.4 million in shares between January 1, 2026 and April 22, 2026. The Company paid a special dividend in January as a result of its improved financial performance in fiscal year 2025, further enhancing stockholder value.
Executing on our strategic initiatives during the current quarter enabled growth in our commercial loan portfolio of $39.1 million and in our commercial deposit portfolio of $20.4 million, bringing the totals to $2.32 billion and $548.1 million, respectively. We continue to grow our commercial loan portfolio primarily by redeploying funds received from the repayment of correspondent loans. We expect that growth in the commercial deposit base will further lower our cost of funds due to the nature of commercial deposits.

John B. Dicus, Chairman and CEO, stated, "As we progress through the fiscal year, we are seeing clear benefits from delivering the same high‑quality consumer experience while continuing to scale our commercial capabilities. Our technology and product investments are resonating with commercial clients today, with expanded enhancements for trust and wealth customers arriving this summer.

"Our strategic initiatives have improved our financial results and strengthened our capital position. This has directly benefited our stockholders by enabling the payment of dividends, including a special dividend paid in January 2026 in addition to quarterly dividends, and repurchases of our stock. We expect that these repurchases will continue as market opportunities present themselves."

Highlights for the current quarter include:
•net income of $20.1 million;
•net interest margin was 2.24%, an increase of five basis points from 2.19% for the quarter ended December 31, 2025 (the "prior quarter");
•basic and diluted earnings per share of $0.16;
•an efficiency ratio of 52.45%, an improvement from 53.66% the prior quarter;
•an operating expense ratio of 1.24%, unchanged from the prior quarter;
•paid dividends of $15.9 million, or $0.125 per share, including a $0.040 per share special dividend; and
•repurchased 2,155,481 shares of common stock at an average price of $7.16 per share.

Balance sheet highlights include:
•total assets of $9.83 billion at March 31, 2026;
•tangible book value per share of $7.96 at March 31, 2026;
•commercial loan growth of $201.8 million, or 19.1% annualized, since September 30, 2025;
•commercial deposit growth of $39.9 million, or 15.7% annualized, since September 30, 2025;
•distributed $53.0 million from the Bank to the Company during the six months ended March 31, 2026; and
•on April 28, 2026, the Company announced a cash dividend of $0.085 per share, payable on May 15, 2026 to stockholders of record as of the close of business on May 1, 2026.

Strategic Banking Initiatives
Our strategic banking initiatives keep us focused on the progression towards becoming a full-service consumer and commercial bank. These initiatives have resulted in investments in technology, allowing us to launch new services and products. Our seasoned and well-connected commercial bankers and trust and wealth advisors deliver access to new customer groups. Our treasury management product suite enables us to deliver first-in-class service to new and existing customers. Our marketing and business development efforts continue to increase, deepen and broaden our customer relationships. The focus on our strategic banking initiatives continues to bear fruit and we expect that progress to continue.

Strategic Actions. The long-term success of our transition to a full-service consumer and commercial bank is predicated on strengthening relationships with consumer and commercial customers. Management and the Board are utilizing committed resources to implement our strategic objectives, as well as enhancing internal monitoring of performance metrics intended to ensure we are on the right path. Through our experienced relationship managers, we deliver customized solutions using advanced digital platforms and sophisticated cash management tools. We are leveraging our centralized organizational structure to respond quickly to our customers' needs and desires.

Commercial Lending. Commercial loans continue to grow as a percentage of our total loan portfolio, comprising 29% of the portfolio at March 31, 2026, compared to 28% and 26% at December 31, 2025 and September 30, 2025, respectively. Our disciplined underwriting, ongoing credit administration and monitoring of concentration levels by collateral type, geographic location and borrowing relationship allow us to maintain strong credit quality. Commercial lending utilizes loan pricing and profitability software that provides insights on lending opportunities based on the full customer banking relationship and market intelligence regarding competitor pricing. This enhances our ability to profitably compete with other financial institutions both inside and outside our market areas.

Treasury Management. The Bank offers a competitive suite of treasury management products to commercial customers who are supported by an experienced team of treasury management officers. This team is focused on the deposit and cash management needs of commercial customers and growing this line of business through the acquisition of new customers located in our local market areas, as well as those we lend to outside those areas. During the current fiscal year, a team of business development officers have been tasked with growing the deposit base within the small business customer segment and providing product lines specifically designed for these customers. Our treasury management officers and business development officers often create depository relationships with new customers independent of a lending relationship. We expect that this will be a focus area for our sales teams as the Bank continues to diversify funding sources and seeks to increase fee revenue tied to depository accounts. During the third quarter of fiscal year 2026, the Bank expects to introduce digital onboarding for small business customers using industry-leading risk management and screening tools, which will replace many manual verification tasks. We are evaluating additional technology in order to capture a larger share of this business with even more products and services. Within calendar year 2026, we expect to implement new technology for lockbox services and integrated accounts receivables. The Bank implemented new purchase cards and corporate cards in March 2026. Revenue stream projections have not yet been determined as customer acceptance rates are still being evaluated.

Digital Banking. We are advancing towards a seamless digital banking experience for all customers, enhancing the Bank's ability to attract and retain deposits and lower the cost to service our customers. This strategy includes a new deposit account onboarding platform and digital banking enhancements for debit cardholders, which will allow customers to begin using their card immediately online and in digital wallets without waiting for the delivery of a physical card. During the current quarter, the Bank successfully ran live pilots for this technology and published the mobile app to the app store. We are preparing for general release to our customers in the third quarter of fiscal year 2026. The Bank is taking advantage of fintech plug-in technologies that we expect will integrate into our digital banking experience for consumers, small businesses, and commercial customers.

Wealth Management. We have continued to implement enhanced private wealth management products and services, which is a new line of business for the Bank. Trust and financial advisory services are undergoing a transformational upgrade that we expect will lead to improved client and advisor experience, lowered overhead cost, and increased revenue. We are adding experienced advisors to our staff to meet the growing client demand in all the markets we serve.

We continue to expand our extensive suite of private banking products and services and grow our client base in this area. We believe that deliberate and meaningful growth in this line of business will be a gateway to driving revenue growth from off-balance sheet assets and bridge the gap between high-net-worth depository customers, small business owners and key commercial customers and create additional corporate trustee opportunities for the Bank.

Stockholder Value. Delivering long-term sustainable stockholder value continues to be our North Star while maintaining a strong capital position. As part of our historically robust and disciplined approach to capital management, we continue to generate returns to stockholders through dividend payments and share repurchases. At March 31, 2026, Capitol Federal Financial, Inc., at the holding company level, had $10.7 million in cash on deposit at the Bank. The Bank anticipates moving at least $25.0 million to the holding company during the quarter-ending June 30, 2026, to fund the payment of dividends and share repurchases. Total dividends paid during the second quarter of fiscal year 2026 were $15.9 million, or $0.125 per share. During the six months ended March 31, 2026, the Company paid dividends of $26.9 million, or $0.210 per share and repurchased 4,532,114 shares for $31.7 million. Subsequent to March 31, 2026, the Company repurchased 927,964 shares for $7.0 million through April 22, 2026. Since completing our second-step conversion in December 2010 through March 31, 2026, we have returned $2.06 billion to stockholders through $1.59 billion in cash dividends and $471.6 million in share repurchases. For the remainder of fiscal year 2026, it is the intention of the Board of Directors to continue the regular quarterly cash dividend of $0.085 per share and to seek further opportunities for value-enhancing share repurchases.

Comparison of Operating Results for the Three Months Ended March 31, 2026 and December 31, 2025
For the quarter ended March 31, 2026, the Company recognized net income of $20.1 million, or $0.16 per share, compared to net income of $20.3 million, or $0.16 per share, for the quarter ended December 31, 2025. The slight decrease in net income was due primarily to a higher provision for credit losses, partially offset by higher net interest income and lower non-interest expense. The net interest margin increased five basis points, from 2.19% for the prior quarter to 2.24% for the current quarter due to a decrease in the amount of borrowings outstanding during the quarter.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2026	2025	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$89,323	$89,792	$(469)	(0.5%)
Mortgage-backed securities ("MBS")	10,853	11,341	(488)	(4.3)
Cash and cash equivalents	2,474	2,773	(299)	(10.8)
Federal Home Loan Bank Topeka ("FHLB") stock	1,858	2,032	(174)	(8.6)
Investment securities	52	51	1	2.0
Total interest and dividend income	$104,560	$105,989	$(1,429)	(1.3)
The decrease in interest income on loans receivable was mainly related to the commercial loan portfolio, largely due to two fewer calendar days during the current quarter, along with lower deferred fee recognition in the current quarter related to commercial loan payoff activity. The average balance of the commercial loan portfolio increased during the current quarter which partially offset the impact of the items noted above. The decrease in interest income on MBS was due to a decrease in the average balance of the portfolio compared to the prior quarter as not all of the portfolio repayments were reinvested back into the portfolio. The decrease in interest income on cash and cash equivalents was due primarily to a decrease in the weighted average yield compared to the prior quarter. The decrease in dividend income on FHLB stock was due primarily to a reduction in the Bank's balance of FHLB stock following the payoff of $200.0 million of maturing FHLB borrowings and repayments on amortizing FHLB borrowings, which reduced the Bank's required FHLB stock holdings.

Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2026	2025	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$36,299	$37,500	$(1,201)	(3.2%)
Borrowings	15,995	17,172	(1,177)	(6.9)
Total interest expense	$52,294	$54,672	$(2,378)	(4.3)
The decrease in interest expense on deposits between periods was due primarily to a decrease in the cost of retail certificates of deposit and money market accounts compared to the prior quarter. The reduction in the cost of retail certificates of deposit was due to existing higher rate certificates of deposit renewing at lower rates and the decrease in the rate on money market accounts was due to management lowering the rates on some money market tiers during the current quarter. Interest expense on borrowings was lower compared to the prior quarter due to a decrease in the average balance, attributable mainly to FHLB borrowings that matured between periods and were not replaced. Deposit growth, along with cash flows from the securities portfolio, were used to repay these borrowings.

Provision for Credit Losses
The Company recorded a provision for credit losses of $2.4 million during the current quarter compared to a provision for credit losses of $1.1 million for the prior quarter. The provision for credit losses in the current quarter was comprised of a $2.1 million increase in the allowance for credit losses ("ACL") for loans and a $308 thousand increase in the reserve for off-balance sheet credit exposures. The provision for credit losses in the current quarter was due primarily to establishing a $4.0 million specific valuation allowance related to a nonaccrual commercial lending relationship, partially offset by an increase in projected prepayment speeds for certain commercial loan categories and improvement between quarters in some of the commercial-related forecasted economic indices applied in the ACL model.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2026	2025	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$2,690	$2,872	$(182)	(6.3%)
Income from bank-owned life insurance ("BOLI")	1,151	965	186	19.3
Insurance commissions	512	789	(277)	(35.1)
Other non-interest income	1,106	853	253	29.7
Total non-interest income	$5,459	$5,479	$(20)	(0.4)
Income from BOLI was higher in the current quarter due primarily to the purchase of $45.0 million in BOLI policies during the current quarter. Insurance commissions were lower compared to the prior quarter due primarily to the receipt of commissions that were lower than accruals, along with insurance industry changes that continued to reduce income on certain lines of business. The increase in other non-interest income was due mainly to prepayment fees related to commercial loan payoffs during the current quarter.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2026	2025	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$15,828	$15,747	$81	0.5%
Information technology and related expense	5,425	5,134	291	5.7
Occupancy, net	3,265	3,450	(185)	(5.4)
Professional and other services	1,579	1,789	(210)	(11.7)
Federal insurance premium	1,110	1,111	(1)	(0.1)
Advertising and promotional	645	1,056	(411)	(38.9)
Deposit and loan transaction costs	768	716	52	7.3
Office supplies and related expense	511	481	30	6.2
Other non-interest expense	1,143	992	151	15.2
Total non-interest expense	$30,274	$30,476	$(202)	(0.7)
The decrease in professional and other services was due primarily to nonrecurring services in the prior quarter. The decrease in advertising and promotional expense was due primarily to the timing of marketing campaigns compared to the prior quarter.

The Company's efficiency ratio was 52.45% for the current quarter compared to 53.66% for the prior quarter. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value generally indicates that it is costing the financial institution less money to generate revenue. The Company's operating expense ratio (annualized) for the current quarter was 1.24%, unchanged from the prior quarter. The operating expense ratio is a measure of a financial institution's total non-interest expense as a percentage of average assets, providing insight into how efficiently the Company is managing its expenses in relation to its assets and does not take into consideration changes in interest rates.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent and the effective tax rate.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2026	2025	Dollars	Percent
	(Dollars in thousands)
Income before income tax expense	$25,079	$25,214	$(135)	(0.5%)
Income tax expense	4,931	4,910	21	0.4
Net income	$20,148	$20,304	$(156)	(0.8)

Effective tax rate	19.7%	19.5%

Comparison of Operating Results for the Six Months Ended March 31, 2026 and 2025
The Company recognized net income of $40.5 million, or $0.32 per share, for the current year period, compared to net income of $30.8 million, or $0.24 per share, for the prior year period. The increase in net income was due mainly to higher net interest income, partially offset by higher non-interest expense and a higher provision for credit losses. The net interest margin increased 33 basis points, from 1.89% for the prior year period to 2.22% for the current year period. The increase was due mainly to growth in the higher yielding commercial loan portfolio. The net interest margin benefits associated with the reduction in the cost of deposits, largely related to a decrease in rates on the retail certificate of deposit portfolio, was more than offset by an increase in the average balance of the deposit portfolio, mainly due to growth in the high yield savings account.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2026	2025	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$179,115	$162,261	$16,854	10.4%
MBS	22,194	22,288	(94)	(0.4)
Cash and cash equivalents	5,247	4,600	647	14.1
FHLB stock	3,890	4,637	(747)	(16.1)
Investment securities	103	2,011	(1,908)	(94.9)
Total interest and dividend income	$210,549	$195,797	$14,752	7.5
The increase in interest income on loans receivable was due primarily to growth in the commercial loan portfolio, as cash flows from the one-to four-family loan portfolio continued to be redirected into the higher yielding commercial loan portfolio. Interest income on cash and cash equivalents increased due to an increase in the average balance compared to the prior year period, partially offset by a decrease in the weighted average yield. The increase in the average balance was driven primarily by carrying more cash during the current year period to support anticipated commercial loan activities and operational needs. The decrease in FHLB stock dividend income was due primarily to a reduction in the balance of FHLB stock due to paying off maturing FHLB borrowings between periods and repayments on amortizing FHLB borrowings, which reduced the Bank's required FHLB stock holdings. The decrease in interest income on investment securities was due primarily to a lower average balance, due mainly to securities that were called or matured between periods and were not replaced in their entirety.

Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2026	2025	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$73,799	$73,198	$601	0.8%
Borrowings	33,167	36,529	(3,362)	(9.2)
Total interest expense	$106,966	$109,727	$(2,761)	(2.5)
Interest expense on deposits was higher during the current year period due primarily to growth in the Bank's high yield savings account offering, partially offset by a decrease in the cost of retail certificates of deposit. The decrease in interest expense on borrowings was due to a decrease in the average balance, which was partially offset by a higher weighted average interest rate. The decrease in the average balance of borrowings was due mainly to FHLB borrowings that matured between periods and were not renewed, along with continued repayments on amortizing FHLB advances. Cash flows from the deposit portfolio were used, in part, to pay off maturing FHLB borrowings and repay amortizing FHLB advances. The increase in the weighted average interest rate was due primarily to FHLB borrowings that matured and were renewed between periods to market interest rates higher than the overall portfolio rate, along with paying off lower rate advances that matured between periods, which increased the overall interest rate of the remaining FHLB advances.

Provision for Credit Losses
The Company recorded a provision for credit losses of $3.5 million during the current year period compared to a provision for credit losses of $677 thousand for the prior year period. The provision for credit losses in the current year period was due primarily to establishing a $4.0 million specific valuation allowance related to a nonaccrual commercial lending relationship, along with commercial loan/commitment growth, partially offset by improvement between periods in some of the commercial-related forecasted economic indices applied in the ACL model.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2026	2025	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$5,562	$5,303	$259	4.9%
Income from BOLI	2,116	1,295	821	63.4
Insurance commissions	1,301	1,703	(402)	(23.6)
Other non-interest income	1,959	1,345	614	45.7
Total non-interest income	$10,938	$9,646	$1,292	13.4
Income from BOLI was higher in the current year period due mainly to a change in rates and an increase in the crediting rate as a result of updates to certain policies that were executed in the second half of the prior fiscal year, along with $45.0 million in new BOLI policies being purchased during the current year period. Insurance commissions were lower compared to the prior year period due primarily to contingent commissions, specifically, contingent commissions received versus accrued in the current year compared to the prior year, along with a reduction in income in the current year period related to personal lines of business caused by some carriers imposing underwriting restrictions in our market areas. Recently, several carriers began to ease their restrictions in our market areas, which should improve our income opportunities. Other non-interest income was higher in the current year period due mainly to higher commercial loan fee activity.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2026	2025	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$31,575	$29,170	$2,405	8.2%
Information technology and related expense	10,559	9,474	1,085	11.5
Occupancy, net	6,715	6,835	(120)	(1.8)
Professional and other services	3,368	2,582	786	30.4
Federal insurance premium	2,221	2,133	88	4.1
Advertising and promotional	1,701	1,582	119	7.5
Deposit and loan transaction costs	1,484	1,470	14	1.0
Office supplies and related expense	992	836	156	18.7
Other non-interest expense	2,135	2,606	(471)	(18.1)
Total non-interest expense	$60,750	$56,688	$4,062	7.2
The increase in salaries and employee benefits was mainly attributable to an increase in full-time equivalent employees between periods, as well as merit increases and salary adjustments to remain market competitive. The increase in information technology and related expense was due mainly to an increase in software licensing expense related to new agreements and applications. The increase in professional and other services was due primarily to an increase in new relationships with outside service providers and additional services provided by current providers, of which approximately $325 thousand is not expected to recur in future periods. The decrease in other non-interest expense was due mainly to higher customer fraud losses in the prior year period.

The Company's efficiency ratio was 53.05% for the current year period compared to 59.23% for the prior year period. The improvement in the efficiency ratio was due primarily to higher net interest income compared to the prior year period, partially offset by higher non-interest expense. The Company's operating expense ratio (annualized) for the current year period was 1.24% compared to 1.18% for the prior year period. The operating expense ratio was higher in the current year period due mainly to higher non-interest expense, partially offset by higher average assets compared to the prior year period.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent and effective tax rate.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2026	2025	Dollars	Percent
	(Dollars in thousands)
Income before income tax expense	$50,293	$38,351	$11,942	31.1%
Income tax expense	9,841	7,521	2,320	30.8
Net income	$40,452	$30,830	$9,622	31.2

Effective tax rate	19.6%	19.6%
Income tax expense was higher in the current year period due to higher pretax income.

Financial Condition as of March 31, 2026
The following table summarizes the Company's financial condition at the dates indicated.

			Annualized		Annualized
	March 31,	December 31,	Percent	September 30,	Percent
	2026	2025	Change	2025	Change
	(Dollars and shares in thousands)
Total assets	$9,829,080	$9,778,400	2.1%	$9,778,701	1.0%
Available-for-sale ("AFS") securities	809,566	829,704	(9.7)	867,216	(13.3)
Loans receivable, net	8,114,205	8,176,736	(3.1)	8,111,961	0.1
Deposits	6,924,491	6,758,632	9.8	6,591,448	10.1
Borrowings	1,707,055	1,829,914	(26.9)	1,950,770	(25.0)
Stockholders' equity	1,025,726	1,041,320	(6.0)	1,047,677	(4.2)
Equity to total assets at end of period	10.4%	10.6%		10.7%
Tangible book value per share	$7.96	$7.95	0.5	$7.85	2.8
Average number of basic and diluted shares outstanding	126,631	128,953	(7.2)	129,874	(5.0)
The loan portfolio decreased $62.5 million during the current quarter as the one- to four-family loan portfolio decreased $98.2 million from the prior quarter-end, partially offset by commercial loan growth of $39.1 million, or a 1.7% increase, mainly in the commercial real estate portfolio. The Bank expects to fund approximately $60.0 million of undisbursed amounts on existing commercial real estate and commercial construction loans and approximately $84.4 million of commercial real estate and commercial construction commitments during the June 30, 2026 quarter. The near-term outlook for net commercial loan balances is growth of approximately 6% for the quarter ending June 30, 2026, with overall net commercial loan growth of approximately 20% for the fiscal year. Total loans receivable, net is anticipated to increase by approximately 1% for the current fiscal year. It is expected that repayments from our one- to four-family loan portfolio will continue to be directed toward supporting commercial loan growth, aligning with our ongoing commitment to expand commercial banking services. Maintaining strong credit quality remains a top priority as we expand our commercial loan portfolio. The weighted average debt service coverage ratio ("DSCR") for commercial loan originations during the current quarter was 1.86x and the weighted average loan-to-value ("LTV") for commercial real estate and construction loans originated was 63%. The weighted average DSCR and LTV for our commercial real estate and construction loan portfolios was 1.76x and 63%, respectively, at March 31, 2026.

Deposits increased $165.9 million during the current quarter due mainly to an increase in the Bank's retail non-maturity deposits. Borrowings decreased $122.9 million from December 31, 2025, due to the maturity of $100.0 million in borrowings that were not replaced, along with principal repayments made on the Bank's amortizing FHLB advances. Cash flows from the deposit portfolio were primarily used to pay down the borrowings during the current quarter. Management estimates that the Bank had $4.35 billion in liquidity available at March 31, 2026, based on the Bank's blanket collateral agreement with FHLB, available brokered and public unit deposit capacity, unencumbered securities, and cash and cash equivalent balances.

The loan portfolio increased $2.2 million from September 30, 2025, which was attributable to a $201.8 million increase in commercial loans, offset by a $196.8 million decrease in one- to four-family loans, as the Bank continued to redirect cash flows from the one- to four-family loan portfolio to the commercial loan portfolio. The growth in the commercial loan portfolio was primarily in commercial real estate loans. The weighted average DSCR for commercial loan originations/participations during the six months ended March 31, 2026 was 2.35x and the weighted average LTV for commercial real estate and construction loan originations/participations was 70%.

Deposits increased $333.0 million from September 30, 2025, due mainly to an increase in non-maturity deposits. Management continues to focus on growing commercial relationships and deposits. During the six months ended March 31, 2026, commercial non-interest-bearing deposits increased $36.1 million, or 18.9%. Borrowings decreased $243.7 million during the current year period due primarily to the maturity of $200.0 million of borrowings that were not replaced, along with principal repayments made on the Bank's amortizing FHLB advances.

The following table summarizes loan originations and participations, deposit activity, and borrowing activity, along with certain related weighted average rates, during the periods indicated. The borrowings presented in the table have original contractual terms of one year or longer. The new borrowings during the periods presented related to the prepayment of existing borrowings to lower rates.

	For the Three Months Ended		For the Six Months Ended
	March 31, 2026		March 31, 2026
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Loan originations and participations
One- to four-family and consumer:
Originated	$75,458	6.20%	$171,246	6.19%

Commercial:
Originated	123,828	6.45	404,909	6.47
Participations	—	—	83,520	6.37
	$199,286	6.35	$659,675	6.38

Deposit activity
Retail non-maturity deposits	$134,826		$297,076
Commercial non-maturity deposits	15,389		34,522
Retail/Commercial certificates of deposit	59,252		49,021

Borrowing activity
Maturities and repayments	(496,168)	3.80	(667,336)	3.43
New borrowings	375,000	3.81	425,000	3.79

Stockholders' Equity
Stockholders' equity totaled $1.03 billion at March 31, 2026, a decrease of $22.0 million from September 30, 2025. Consistent with our goal to operate a sound and profitable financial organization that delivers long-term stockholder value, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. As of March 31, 2026, all of the Bank's capital ratios exceeded the well-capitalized requirements, and the Bank exceeded internal policy thresholds for sensitivity to changes in interest rates. As of March 31, 2026, the Bank's community bank leverage ratio was 9.5%.

During the six months ended March 31, 2026, the Company repurchased 4,532,114 shares of common stock at an average price of $7.00 per share, or $31.7 million in total. Subsequent to March 31, 2026 through April 22, 2026, the Company repurchased 927,964 shares of common stock at an average price of $7.54 per share, or $7.0 million in total, bringing total share repurchases during fiscal year 2026 through April 22, 2026 to 5,460,078 shares for $38.7 million. The Company intends to opportunistically repurchase stock from time to time depending upon market conditions, available liquidity and other factors. Although our existing repurchase plan has no expiration date, we are required to annually seek the Federal Reserve Bank of Kansas City's ("FRB") non-objection for the buyback amount. The FRB's current non-objection for the Company to repurchase up to $75 million of stock expires in February 2027. As of April 22, 2026, the Company had $32.4 million remaining authorized under its existing stock repurchase plan.

During the six months ended March 31, 2026, the Company paid cash dividends totaling $26.9 million, or $0.210 per share, which consisted of a $0.040 per share special cash dividend and two regular quarterly cash dividends of $0.085 each, totaling $0.170 per share. On April 28, 2026, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $10.6 million, payable on May 15, 2026 to stockholders of record as of the close of business on May 1, 2026. The special cash dividend paid in January 2026, in addition to the Company's history of regular quarterly dividends and opportunistic share repurchases, demonstrates the Company's multi-channel focus on delivering stockholder value through disciplined capital allocation which balances investments in the future of the Company with incremental opportunities to return capital to stockholders. For the remainder of fiscal year 2026, it is the intention of the Company's Board of Directors to pay out a regular quarterly cash dividend of $0.085 per share, totaling $0.34 per share for the year. Dividend payments depend upon a number of factors, including the Company's financial condition and results of operations, regulatory capital compliance, regulatory limitations on the Bank's ability to make capital distributions to the Company, the Bank's current tax earnings and accumulated earnings and profits, and the amount of cash at the holding company level.

The Board of Directors continues to evaluate various alternatives for capital allocation to enhance stockholder value, including the repurchase of stock, the payment of additional cash dividends, or retaining earnings to support future growth. Since our second-step conversion in December 2010 through March 31, 2026, we have returned $2.06 billion in capital to stockholders through dividends totaling $1.59 billion and stock repurchases totaling $471.6 million. This is supported by our holistic approach to managing the balance sheet through continuous modeling of the Bank's performance, risk management, our commitment to credit quality and periodic stress testing.

At March 31, 2026, Capitol Federal Financial, Inc., at the holding company level, had $10.7 million in cash on deposit at the Bank. During the six months ended March 31, 2026, the Bank distributed $53.0 million from the Bank to the Company. It is the intention of the Bank to move at least $25.0 million of cash from the Bank to the holding company during the June 2026 quarter. The Bank is expected to remain in a positive tax accumulated earnings and profit balance during fiscal year 2026. Earnings distributions from the Bank to the Company will be limited to the extent necessary to prevent the Bank from re-entering a negative accumulated earnings and profit position and having to pay the pre-1988 bad debt recapture tax on earnings moved from the Bank to the Company.

The following table presents a reconciliation of total to net shares outstanding as of March 31, 2026. As of April 22, 2026, total shares outstanding were 126,760,727.

Total shares outstanding	127,688,691
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(2,543,533)
Net shares outstanding	125,145,158
Capitol Federal Financial, Inc. is the holding company for the Bank. As of March 31, 2026, the Bank had 46 branch locations in Kansas and Missouri and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Forward-Looking Statements
Except for the historical information contained in this press release, the matters discussed herein may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including: changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities; other governmental initiatives affecting the financial services industry; changes in accounting principles, policies or guidelines; fluctuations in interest rates and the effects of inflation or a potential recession, whether caused by Federal Reserve action or otherwise; changes to existing trade policies that could affect economic activity or specific industry sectors; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor or depositor sentiment; demand for loans in the Company's market areas; the future earnings and capital levels of the Bank and the impact of potential pre-1988 bad debt recapture, which could affect the ability of the Company to pay dividends in accordance with its dividend policies; competition; and other risks detailed from time to time in documents filed or furnished by the Company with the Securities and Exchange Commission. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	(785) 270-6055
Chief Financial Officer and Treasurer	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	March 31,	December 31,	September 30,
	2026	2025	2025
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $314,655, $210,223 and $229,566)	$330,925	$232,634	$252,443
AFS securities, at estimated fair value (amortized cost of $795,659, $809,099 and $847,369)	809,566	829,704	867,216
Loans receivable, net (ACL of $26,599, $24,572 and $24,039)	8,114,205	8,176,736	8,111,961
FHLB stock, at cost	79,420	85,060	90,662
Premises and equipment, net	88,413	88,753	89,314
Income taxes receivable, net	927	—	220
Deferred federal income tax assets, net	22,789	22,744	23,826
Other assets	382,835	342,769	343,059
TOTAL ASSETS	$9,829,080	$9,778,400	$9,778,701

LIABILITIES:
Deposits	$6,924,491	$6,758,632	$6,591,448
Borrowings	1,707,055	1,829,914	1,950,770
Advances by borrowers	57,528	28,523	65,416
Income taxes payable, net	—	237	—
Deferred state income tax liabilities, net	2,591	2,228	2,056
Other liabilities	111,689	117,546	121,334
Total liabilities	8,803,354	8,737,080	8,731,024

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 127,688,691, 129,836,672 and 132,204,305 shares issued and outstanding as of March 31, 2026, December 31, 2025, and September 30, 2025, respectively	1,277	1,298	1,322
Additional paid-in capital	1,110,648	1,126,227	1,142,711
Unearned compensation, ESOP	(23,954)	(24,367)	(24,780)
Accumulated deficit	(73,805)	(78,044)	(87,331)
Accumulated other comprehensive income ("AOCI"), net of tax	11,560	16,206	15,755
Total stockholders' equity	1,025,726	1,041,320	1,047,677
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,829,080	$9,778,400	$9,778,701

See accompanying notes to consolidated financial statements.

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Six Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2026	2025
INTEREST AND DIVIDEND INCOME:
Loans receivable	$89,323	$89,792	$179,115	$162,261
MBS	10,853	11,341	22,194	22,288
Cash and cash equivalents	2,474	2,773	5,247	4,600
FHLB stock	1,858	2,032	3,890	4,637
Investment securities	52	51	103	2,011
Total interest and dividend income	104,560	105,989	210,549	195,797

INTEREST EXPENSE:
Deposits	36,299	37,500	73,799	73,198
Borrowings	15,995	17,172	33,167	36,529
Total interest expense	52,294	54,672	106,966	109,727

NET INTEREST INCOME	52,266	51,317	103,583	86,070

PROVISION FOR CREDIT LOSSES	2,372	1,106	3,478	677
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	49,894	50,211	100,105	85,393

NON-INTEREST INCOME:
Deposit service fees	2,690	2,872	5,562	5,303
Income from BOLI	1,151	965	2,116	1,295
Insurance commissions	512	789	1,301	1,703
Other non-interest income	1,106	853	1,959	1,345
Total non-interest income	5,459	5,479	10,938	9,646

NON-INTEREST EXPENSE:
Salaries and employee benefits	15,828	15,747	31,575	29,170
Information technology and related expense	5,425	5,134	10,559	9,474
Occupancy, net	3,265	3,450	6,715	6,835
Professional and other services	1,579	1,789	3,368	2,582
Federal insurance premium	1,110	1,111	2,221	2,133
Advertising and promotional	645	1,056	1,701	1,582
Deposit and loan transaction costs	768	716	1,484	1,470
Office supplies and related expense	511	481	992	836
Other non-interest expense	1,143	992	2,135	2,606
Total non-interest expense	30,274	30,476	60,750	56,688
INCOME BEFORE INCOME TAX EXPENSE	25,079	25,214	50,293	38,351
INCOME TAX EXPENSE	4,931	4,910	9,841	7,521
NET INCOME	$20,148	$20,304	$40,452	$30,830

Average Balance Sheets. The following tables present the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated, as well as selected performance ratios and other information for the periods shown. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. All amounts are presented on a fully taxable basis for the periods presented. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates.

	For the Three Months Ended
	March 31, 2026			December 31, 2025
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
One- to four-family loans:
Originated	$3,697,174	$36,229	3.92%	$3,748,022	$36,490	3.89%
Purchased	2,061,101	17,055	3.31	2,113,076	17,469	3.31
Total one- to four-family loans	5,758,275	53,284	3.70	5,861,098	53,959	3.68
Commercial loans:
Commercial real estate	1,896,666	27,150	5.73	1,776,342	26,456	5.83
Commercial and industrial	224,311	3,791	6.76	215,211	3,868	7.03
Commercial construction	176,061	3,001	6.82	198,300	3,316	6.54
Total commercial loans	2,297,038	33,942	5.91	2,189,853	33,640	6.01
Consumer loans	114,986	2,097	7.39	114,588	2,193	7.59
Total loans receivable(1)	8,170,299	89,323	4.37	8,165,539	89,792	4.36
MBS(2)	789,899	10,853	5.50	826,320	11,341	5.49
Investment securities(2)	4,000	52	5.13	4,000	51	5.13
FHLB stock	82,855	1,858	9.10	88,223	2,032	9.14
Cash and cash equivalents	271,032	2,474	3.65	274,154	2,773	3.96
Total interest-earning assets	9,318,085	104,560	4.49	9,358,236	105,989	4.49
Other non-interest-earning assets	486,394			468,876
Total assets	$9,804,479			$9,827,112

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$905,915	542	0.24	$881,139	503	0.23
High yield savings	587,450	5,262	3.63	507,126	4,970	3.89
Other savings	428,633	78	0.07	422,933	79	0.07
Money market	1,232,468	3,578	1.18	1,241,106	3,925	1.25
Retail certificates	2,842,406	25,342	3.62	2,823,991	26,213	3.68
Commercial certificates	64,107	557	3.52	61,917	555	3.56
Wholesale certificates	95,699	940	3.98	124,247	1,255	4.01
Total deposits	6,156,678	36,299	2.39	6,062,459	37,500	2.45
Borrowings	1,782,567	15,995	3.64	1,911,552	17,172	3.56
Total interest-bearing liabilities	7,939,245	52,294	2.67	7,974,011	54,672	2.72
Non-interest-bearing deposits	647,305			609,471
Other non-interest-bearing liabilities	176,382			192,207
Stockholders' equity	1,041,547			1,051,423
Total liabilities and stockholders' equity	$9,804,479			$9,827,112

Net interest income(3)		$52,266			$51,317
Net interest-earning assets	$1,378,840			$1,384,225
Net interest margin(4)			2.24			2.19
Ratio of interest-earning assets to interest-bearing liabilities			1.17x			1.17x

Selected performance ratios:
Return on average assets (annualized)(5)			0.82%			0.83%
Return on average equity (annualized)(6)			7.74			7.72
Average equity to average assets			10.62			10.70
Operating expense ratio (annualized)(7)			1.24			1.24
Efficiency ratio(8)			52.45			53.66

	For the Six Months Ended
	March 31, 2026			March 31, 2025
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
One- to four-family loans:
Originated	$3,722,877	$72,719	3.91%	$3,902,526	$72,686	3.73%
Purchased	2,087,375	34,524	3.31	2,313,303	37,816	3.27
Total one- to four-family loans	5,810,252	107,243	3.69	6,215,829	110,502	3.56
Commercial loans:
Commercial real estate	1,835,843	53,606	5.78	1,319,992	37,440	5.61
Commercial and industrial	219,711	7,659	6.89	131,764	4,403	6.61
Commercial construction	187,302	6,317	6.67	174,574	5,504	6.24
Total commercial loans	2,242,856	67,582	5.96	1,626,330	47,347	5.76
Consumer loans	114,785	4,290	7.49	110,396	4,412	8.01
Total loans receivable(1)	8,167,893	179,115	4.37	7,952,555	162,261	4.07
MBS(2)	808,309	22,194	5.49	795,969	22,288	5.60
Investment securities(2)	4,000	103	5.13	74,507	2,011	5.40
FHLB stock	85,569	3,890	9.12	98,696	4,637	9.42
Cash and cash equivalents	272,610	5,247	3.81	200,895	4,600	4.53
Total interest-earning assets	9,338,381	210,549	4.49	9,122,622	195,797	4.28
Other non-interest-earning assets	477,539			458,858
Total assets	$9,815,920			$9,581,480

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$893,391	1,045	0.23	$872,404	1,016	0.23
High yield savings	546,847	10,232	3.75	176,304	3,657	4.16
Other savings	425,752	156	0.07	442,122	177	0.08
Money market	1,236,834	7,504	1.22	1,242,744	7,906	1.28
Retail certificates	2,833,097	51,555	3.65	2,800,744	57,736	4.13
Commercial certificates	63,000	1,112	3.54	57,227	1,208	4.23
Wholesale certificates	110,130	2,195	4.00	67,886	1,498	4.42
Total deposits	6,109,051	73,799	2.42	5,659,431	73,198	2.59
Borrowings	1,847,768	33,167	3.60	2,161,309	36,529	3.39
Total interest-bearing liabilities	7,956,819	106,966	2.70	7,820,740	109,727	2.81
Non-interest-bearing deposits	628,180			548,010
Other non-interest-bearing liabilities	184,382			180,034
Stockholders' equity	1,046,539			1,032,696
Total liabilities and stockholders' equity	$9,815,920			$9,581,480

Net interest income(3)		$103,583			$86,070
Net interest-earning assets	$1,381,562			$1,301,882
Net interest margin(4)			2.22			1.89
Ratio of interest-earning assets to interest-bearing liabilities			1.17x			1.17x

Selected performance ratios:
Return on average assets (annualized)(5)			0.82%			0.64%
Return on average equity (annualized)(6)			7.73			5.97
Average equity to average assets			10.66			10.78
Operating expense ratio(7)			1.24			1.18
Efficiency ratio(8)			53.05			59.23

(1)Balances are adjusted for unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.
(2)AFS security yields are based upon amortized cost which is adjusted for premiums and discounts.
(3)Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the average balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.
(4)Net interest margin represents annualized net interest income as a percentage of average interest-earning assets. Management believes the net interest margin is important to investors as it is a profitability measure for financial institutions.
(5)Return on average assets represents annualized net income as a percentage of total average assets. Management believes that the return on average assets is important to investors as it shows the Company's profitability in relation to the Company's average assets.
(6)Return on average equity represents annualized net income as a percentage of total average equity. Management believes that the return on average equity is important to investors as it shows the Company's profitability in relation to the Company's average equity.
(7)The operating expense ratio represents annualized non-interest expense as a percentage of average assets. Management believes the operating expense ratio is important to investors as it provides insight into how efficiently the Company is managing its expenses in relation to its assets. It is a financial measurement ratio that does not take into consideration changes in interest rates.
(8)The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. Management believes the efficiency ratio is important to investors as it is a measure of a financial institution's cost to generate income. A lower value generally indicates that it is costing the financial institution less money to generate revenue, related to its net interest margin and non-interest income.

Loan Portfolio
The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentage of total as of the dates indicated.

	March 31, 2026			December 31, 2025			September 30, 2025
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
One- to four-family:
Originated	$3,676,252	3.84%	45.2%	$3,725,622	3.82%	45.4%	$3,774,134	3.78%	46.4%
Purchased	2,015,434	3.50	24.7	2,065,179	3.50	25.2	2,114,447	3.49	26.0
Construction	16,123	6.15	0.2	15,228	6.14	0.2	16,054	6.17	0.2
Total	5,707,809	3.73	70.1	5,806,029	3.71	70.8	5,904,635	3.68	72.6
Commercial:
Commercial real estate	1,896,313	5.80	23.3	1,874,506	5.74	22.9	1,709,990	5.82	21.0
Commercial and industrial	232,182	6.76	2.9	219,909	6.74	2.7	210,119	6.92	2.6
Commercial construction	189,251	6.73	2.3	184,227	6.83	2.2	195,886	6.42	2.4
Total	2,317,746	5.97	28.5	2,278,642	5.93	27.8	2,115,995	5.98	26.0
Consumer loans:
Home equity	106,414	7.55	1.3	107,490	7.76	1.3	104,809	8.15	1.3
Other	7,327	5.71	0.1	7,814	5.56	0.1	8,436	5.55	0.1
Total	113,741	7.43	1.4	115,304	7.61	1.4	113,245	7.96	1.4
Total loans receivable	8,139,296	4.42	100.0%	8,199,975	4.38	100.0%	8,133,875	4.34	100.0%

Less:
ACL	26,599			24,572			24,039
Deferred loan fees/discounts	30,087			31,125			31,268
Premiums/deferred costs	(31,595)			(32,458)			(33,393)
Total loans receivable, net	$8,114,205			$8,176,736			$8,111,961

Loan Activity: The following table summarizes activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, deferred loan fees/discounts, and premiums/deferred costs. Loans that were paid off as a result of refinances are included in repayments. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. Commercial loan renewals are not included in the activity presented in the following table unless new funds are disbursed at the time of renewal. The renewal balance and rate are included in the ending loan portfolio balance and rate.

	For the Three Months Ended				For the Six Months Ended
	March 31, 2026		December 31, 2025		March 31, 2026		March 31, 2025
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$8,199,975	4.38%	$8,133,875	4.34%	$8,133,875	4.34%	$7,923,251	4.02%
Originated and refinanced	199,286	6.35	376,869	6.40	576,155	6.39	387,721	6.79
Participations	—	—	83,520	6.37	83,520	6.37	69,790	7.21
Change in undisbursed loan funds	17,995		(44,036)		(26,041)		71
Repayments	(277,923)		(349,905)		(627,857)		(486,106)
Principal (charge-offs)/recoveries, net	(37)		(119)		(156)		(107)
Other	—		(229)		(200)		—
Ending balance	$8,139,296	4.42	$8,199,975	4.38	$8,139,296	4.42	$7,894,620	4.10%

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average rate, weighted average credit score, weighted average LTV ratio, and average balance per loan as of March 31, 2026. Credit scores were updated in September 2025 from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

		% of		Credit		Average
	Amount	Total	Rate	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,676,252	64.4%	3.84%	770	57%	$171
Purchased	2,015,434	35.3	3.50	768	59	375
Construction	16,123	0.3	6.15	776	45	375
	5,707,809	100.0%	3.73	769	58	212

The following table presents origination and refinance activity for our one- to four-family loan portfolio, excluding endorsement activity, along with the weighted average rate, weighted average LTV and weighted average credit score for the time periods indicated. As of March 31, 2026, the Bank had one- to four-family loan and refinance commitments totaling $37.5 million at a weighted average rate of 5.89%.

For the Three Months Ended				For the Six Months Ended
March 31, 2026				March 31, 2026
			Credit				Credit
Amount	Rate	LTV	Score	Amount	Rate	LTV	Score
(Dollars in thousands)
$59,207	5.86%	73%	767	$141,594	5.86%	73%	765

Commercial Loans: The tables below summarize commercial loan origination and participation activity for the time periods presented, along with weighted average LTV and weighted average DSCR. For commercial real estate and commercial construction loans, the LTV is calculated using the gross loan amount (comprised of unpaid principal and undisbursed amounts) and the collateral value at the time of origination. For existing real estate, the "as is" value is used. If the property is to be constructed, the "as completed" value of the collateral is utilized. The DSCR is calculated based on historical borrower performance, or projected borrower performance for newly formed entities with no performance history.

	For the Three Months Ended March 31, 2026
	Originated		Participation		Total		Weighted	Weighted
	Amount	Rate	Amount	Rate	Amount	Rate	LTV	DSCR
	(Dollars in thousands)
Commercial real estate	$63,696	6.31%	$—	—%	$63,696	6.31%	57%	2.12x
Commercial and industrial	18,330	6.74	—	—	18,330	6.74	N/A	2.24
Commercial construction	41,802	6.53	—	—	41,802	6.53	72	1.30
	$123,828	6.45	$—	—	$123,828	6.45	63	1.86

	For the Six Months Ended March 31, 2026
	Originated		Participation		Total		Weighted	Weighted
	Amount	Rate	Amount	Rate	Amount	Rate	LTV	DSCR
	(Dollars in thousands)
Commercial real estate	$238,926	6.31%	$32,510	6.25%	$271,436	6.30%	68%	2.62x
Commercial and industrial	52,435	6.64	—	—	52,435	6.64	N/A	4.27
Commercial construction	113,548	6.73	51,010	6.45	164,558	6.64	72	1.29
	$404,909	6.47	$83,520	6.37	$488,429	6.45	70	2.35

The following table presents commercial loan disbursements, excluding lines of credit, during the periods indicated.

	For the Three Months Ended				For the Six Months Ended
	March 31, 2026		December 31, 2025		March 31, 2026		March 31, 2025
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Commercial real estate	$65,228	6.33%	$207,243	6.32%	$272,471	6.33%	$179,930	6.61%
Commercial and industrial	4,147	6.45	27,585	6.97	31,732	6.90	16,843	7.36
Commercial construction	38,075	6.76	70,004	6.65	108,079	6.69	87,101	6.31
	$107,450	6.49	$304,832	6.46	$412,282	6.47	$283,874	6.57

The following table presents the Bank's commercial real estate and commercial construction loans by type of primary collateral as of the dates indicated. Management anticipates fully funding the majority of the undisbursed amounts, as most are not cancellable by the Bank.

					December 31,
	March 31, 2026				2025
		Unpaid	Undisbursed	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount
		(Dollars in thousands)
Hotel	33	$629,684	$65,606	$695,290	$683,919
Senior housing	53	539,801	21,105	560,906	552,609
Multi-family	31	301,385	125,974	427,359	412,232
Retail building	121	278,561	82,416	360,977	402,982
Office building	75	100,484	3,657	104,141	93,123
One- to four-family property	288	75,322	5,763	81,085	65,781
Warehouse/manufacturing	53	65,239	565	65,804	64,768
Land	24	39,334	413	39,747	34,601
Single use building	25	32,578	137	32,715	33,083
Other	28	23,176	551	23,727	25,716
	731	$2,085,564	$306,187	$2,391,751	$2,368,814

Weighted average rate		5.89%	6.59%	5.98%	5.95%

The following table summarizes the unpaid principal balance of non-owner occupied and owner occupied loans within the Bank's commercial real estate loan portfolio, aggregated by primary collateral, along with weighted LTV and weighted DSCR, as of March 31, 2026.

	Non-owner Occupied				Owner Occupied
		Unpaid	Weighted	Weighted		Unpaid	Weighted	Weighted
	Count	Principal	LTV	DSCR	Count	Principal	LTV	DSCR
	(Dollars in thousands)
Hotel	26	$592,841	55%	1.34x	–	$—	—%	—x
Senior housing	51	509,475	73	1.76	–	—	—	—
Retail building	40	169,503	61	1.89	68	68,793	53	2.03
Office building	21	59,416	65	1.54	51	34,721	62	7.79
Warehouse/manufacturing	16	21,780	58	3.96	33	24,871	63	1.47
Single use building	7	3,230	51	2.82	17	29,295	63	1.67
Other	7	5,817	64	1.42	10	7,469	48	2.16
	168	$1,362,062	63	1.62	179	$165,149	58	3.10

The following table outlines management's funding expectations for the Bank's commercial real estate and commercial construction undisbursed amounts and commitments outstanding as of March 31, 2026. Due to the nature of a revolving line of credit, management is unable to project funding expectations for those balances, so those amounts are presented separately.

	Projected Disbursements for the Quarters Ending
	June 30, 2026	September 30, 2026	December 31, 2026	Thereafter	Revolving Lines of Credit	Total
	(Dollars in thousands)
Undisbursed amounts	$59,964	$60,109	$52,182	$126,112	$7,820	$306,187
Commitments	84,384	13,011	15,128	75,905	2,350	190,778
	$144,348	$73,120	$67,310	$202,017	$10,170	$496,965

Weighted average rate	6.26%	6.66%	6.62%	6.67%	6.75%	6.54%

The following table summarizes the Bank's commercial real estate and commercial construction loans by the state in which the collateral is located, as of the dates indicated.

					December 31,
	March 31, 2026				2025
		Unpaid	Undisbursed	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount
		(Dollars in thousands)
Kansas	525	$861,080	$101,727	$962,807	$910,709
Missouri	116	312,308	38,942	351,250	352,221
Texas	17	198,306	46,105	244,411	301,349
Arizona	7	133,940	19,371	153,311	153,337
California	7	97,773	25,870	123,643	110,532
New York	3	112,201	—	112,201	109,482
Colorado	13	61,931	20,837	82,768	83,944
Tennessee	3	39,213	12,212	51,425	51,611
Washington	2	50,966	—	50,966	51,200
Other	38	217,846	41,123	258,969	244,429
	731	$2,085,564	$306,187	$2,391,751	$2,368,814

The following table presents the Bank's commercial real estate and commercial construction loans by unpaid principal balance, aggregated by type of primary collateral and state, along with weighted average LTV and weighted average DSCR as of March 31, 2026. The LTV is calculated using the gross loan amount (composed of unpaid principal and undisbursed amounts) as of March 31, 2026 and the most current collateral value available, which is most often the value at origination/purchase. The DSCR is calculated at the time of origination and is updated at the time of subsequent loan renewals, financial reviews (for applicable loans and lending relationships), and any other time management is aware of changes that may impact the DSCR. The DSCR presented in the table below is based on the DSCR at the time of origination unless an updated DSCR has been calculated or the loan has reached the end of its stabilization period. In general, commercial borrowers with total loans of $2.5 million or more are reviewed at least annually to monitor financial performance.

	Kansas	Missouri	Texas	New York	Arizona	California	Other	Total
	(Dollars in thousands)
Hotel	$41,302	$22,289	$140,681	$109,084	$111,026	$93,637	$111,665	$629,684
Senior housing	327,078	141,066	—	—	—	—	71,657	539,801
Multi-family	204,547	56,658	20,000	—	—	—	20,180	301,385
Retail building	99,809	40,564	37,178	—	20,162	—	80,848	278,561
Office building	62,523	7,336	447	3,117	131	—	26,930	100,484
One- to four-family property	56,016	4,148	—	—	2,248	1,620	11,290	75,322
Warehouse/manufacturing	40,753	17,818	—	—	—	—	6,668	65,239
Land	7,258	78	—	—	—	—	31,998	39,334
Single use building	11,635	18,054	—	—	373	2,516	—	32,578
Other	10,159	4,297	—	—	—	—	8,720	23,176
	$861,080	$312,308	$198,306	$112,201	$133,940	$97,773	$369,956	$2,085,564

Weighted LTV	66%	66%	59%	47%	55%	51%	66%	63%
Weighted DSCR	2.15x	1.55x	1.21x	1.56x	1.49x	1.47x	1.59x	1.76x

The following table presents the unpaid principal balance of the Bank's commercial real estate and commercial construction loans aggregated by type of primary collateral, along with weighted average rate, LTV, and DSCR as of March 31, 2026.

		Unpaid	Weighted	Weighted	Weighted
	Count	Principal	Rate	LTV	DSCR
	(Dollars in thousands)
Hotel	33	$629,684	6.21%	55%	1.36x
Senior housing	53	539,801	5.19	73	1.73
Multi-family	31	301,385	6.06	64	1.29
Retail building	121	278,561	5.85	61	1.87
Office building	75	100,484	6.41	65	3.68
One- to four-family property	288	75,322	6.10	58	2.69
Warehouse/manufacturing	53	65,239	6.39	65	2.31
Land	24	39,334	6.27	68	3.89
Single use building	25	32,578	6.26	61	1.78
Other	28	23,176	6.21	54	2.08
	731	$2,085,564	5.89	63	1.76

The following table presents the Bank's commercial construction loans, including unpaid principal and undisbursed amounts, along with outstanding commercial construction loan commitments as of March 31, 2026, aggregated by type of primary collateral, along with weighted average rate, LTV, and DSCR. The DSCR presented in the table below is based on projected stabilized cash flows and the contractual loan payments when the project stabilizes.

		Unpaid	Undisbursed	Gross Loan	Commitment	Total	Weighted
	Count	Principal	Amount	Amount	Amount	Amount	Rate	LTV	DSCR
		(Dollars in thousands)
Multi-family	10	$63,675	$125,948	$189,623	$100,540	$290,163	6.61%	61%	1.19x
Retail building	10	39,324	60,623	99,947	—	99,947	6.64	75	1.34
Hotel	7	36,844	57,382	94,226	—	94,226	7.10	70	1.47
Senior housing	2	30,327	17,197	47,524	—	47,524	6.38	78	1.32
Warehouse/manufacturing	1	9,360	—	9,360	—	9,360	7.25	80	1.56
Office building	3	6,347	765	7,112	—	7,112	7.09	75	1.20
Single use building	1	—	—	—	6,112	6,112	7.00	62	1.22
One- to four-family property	8	3,374	487	3,861	—	3,861	7.08	73	2.07
Other	1	—	—	—	7,294	7,294	6.21	54	1.21
	43	$189,251	$262,402	$451,653	$113,946	$565,599	6.70	67	1.28

Weighted average rate		6.73%	6.62%	6.67%	6.83%	6.70%
Weighted LTV		70%	68%	69%	60%	67%
Weighted DSCR		1.37x	1.27x	1.31x	1.18x	1.28x

The following table presents the Bank's commercial real estate and construction loans, including unpaid principal and undisbursed amounts, along with outstanding loan commitments as of March 31, 2026, categorized by aggregate gross loan and commitment amount, along with average loan amount, and weighted average rate, LTV, and DSCR. For amounts over $60.0 million, there was $151.8 million for loans related to hotels in Arizona and California, $143.1 million for loans related to multi-family properties in Kansas, and $69.6 million related to a loan secured by a senior housing facility in Kansas. The largest loan included in the table below was $86.0 million, which was fully disbursed as of March 31, 2026, and is collateralized by a hotel in Arizona. Included in the >$20 to $30 million category are five loans with DSCRs below 1.15x. Of those five loans, four of the loans, for $99.3 million, are with three of our largest borrowing groups. We have over 20 years of experience with these borrowing groups and the guarantors have expertise in the operation of the properties securing the loans. All of these loans were current as of March 31, 2026 and are being actively monitored by management. The weighted average LTV for these four loans was 68% as of March 31, 2026. The fifth loan, for $24.3 million, was on nonaccrual and classified as substandard as of March 31, 2026. A specific valuation allowance was established related to this loan as of March 31, 2026. See additional discussion regarding the specific valuation allowance in the "Asset Quality" section below.

		Gross Loan
		and Commitment	Average	Weighted	Weighted	Weighted
	Count	Amounts	Amount	Rate	LTV	DSCR
	(Dollars in thousands)
Greater than $60 million	5	$364,483	$72,897	6.10%	60%	1.50x
>$50 to $60 million	3	163,457	54,486	5.59	61	1.45
>$40 to $50 million	3	147,162	49,054	6.29	62	1.45
>$30 to $40 million	11	380,026	34,548	5.81	65	1.29
>$20 to $30 million	17	406,550	23,915	6.30	68	1.14
>$10 to $20 million	30	416,429	13,881	6.35	68	1.56
>$5 to $10 million	43	303,393	7,056	5.89	67	2.56
$1 to $5 million	124	286,171	2,308	5.37	61	2.29
Less than $1 million	513	114,858	224	6.33	53	3.17
	749	$2,582,529	3,448	6.01	64	1.70

The following table summarizes the Bank's commercial and industrial loans by loan purpose as of the dates indicated, along with DSCR weighted by gross loan amount at March 31, 2026. The Bank had four commercial and industrial loan commitments totaling $36.6 million, with a weighted average rate of 6.83%, at March 31, 2026. Management anticipates growth in the commercial and industrial loan portfolio as the Bank advances its strategy to grow all aspects of commercial banking. However, given the inherent characteristics of these loans, balances will likely fluctuate over time.

						December 31,
	March 31, 2026					2025
		Unpaid	Undisbursed	Gross Loan	Weighted	Gross Loan
	Count	Principal	Amount	Amount	DSCR	Amount
		(Dollars in thousands)
Working capital	188	$108,915	$48,465	$157,380	4.69x	$156,577
Purchase/refinance business assets	51	53,937	265	54,202	1.63	49,892
Finance/lease vehicle	61	25,761	7,084	32,845	1.79	34,473
Purchase equipment	158	29,571	—	29,571	2.25	27,666
Other	18	13,998	1,283	15,281	1.17	16,815
	476	$232,182	$57,097	$289,279	3.35	$285,423

Weighted average rate		6.76%	6.68%	6.74%		6.75%

The following table summarizes the Bank's commercial and industrial loans by the state in which the borrower is located, as of March 31, 2026.

	Unpaid	Undisbursed	Gross Loan
	Principal	Amount	Amount
	(Dollars in thousands)
Kansas	$172,271	$55,192	$227,463
Arizona	11,798	—	11,798
Missouri	10,722	690	11,412
Ohio	9,785	215	10,000
Utah	8,325	—	8,325
Other	19,281	1,000	20,281
	$232,182	$57,097	$289,279

The following table presents the Bank's commercial and industrial loan portfolio, including unpaid principal and undisbursed amounts, along with outstanding loan commitments as of March 31, 2026, categorized by aggregate gross loan and commitment amounts, along with average loan amount, and weighted average DSCR. The largest loan included in the table below was a working capital loan with a gross balance of $36.0 million, of which $11.8 million remained undisbursed as of March 31, 2026. This loan is part of the Bank's largest commercial and industrial lending relationship, which had a total gross loan balance of $84.7 million, representing 29% of the gross commercial and industrial loan portfolio at March 31, 2026. The borrower is located in Kansas and, as of March 31, 2026, also maintained an additional working capital loan with a gross loan balance greater than $15 million, for a total of two loans with a gross loan amount greater than $15 million. Also included in the gross loan and commitment amounts greater than $15 million as of March 31, 2026 was a loan commitment to a borrower located in Georgia for the purchase and refinancing of business assets.

		Gross Loan
		and Commitment	Average	Weighted
	Count	Amounts	Amount	DSCR
	(Dollars in thousands)
Greater than $15 million	3	$89,718	$29,906	1.59x
>$10 to $15 million	3	34,719	11,573	2.37
>$5 to $10 million	11	82,882	7,535	1.35
>$1 to $5 million	28	55,686	1,989	9.56
>$500 thousand to $1 million	36	27,044	751	4.13
Less than $500 thousand	399	35,795	90	3.66
	480	$325,844	679	3.41

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and other real estate owned ("OREO") as of the dates indicated. The amounts in the table represent the unpaid principal balance of the loans less related charge-offs, if any. Of the loans 30 to 89 days delinquent at March 31, 2026, approximately 60% were 59 days or less delinquent. Nonaccrual loans are loans that are 90 or more days delinquent or in foreclosure and other loans required to be reported as nonaccrual pursuant to the Bank's internal policies, even if the loans are current. Non-performing assets include nonaccrual loans and OREO.

	Loans Delinquent for 30 to 89 Days at:
	March 31,		December 31,		September 30,		June 30,		March 31,
	2026		2025		2025		2025		2025
	Count	Amount	Count	Amount	Count	Amount	Count	Amount	Count	Amount
	(Dollars in thousands)
One- to four-family:
Originated	65	$6,624	83	$9,351	68	$7,338	77	$9,617	73	$8,072
Purchased	10	2,366	21	5,767	13	3,221	15	2,958	12	3,107
Commercial:
Commercial real estate	7	1,554	6	2,584	7	1,236	6	1,654	5	2,472
Commercial and industrial	8	771	5	1,039	1	32	8	1,166	2	348
Consumer	22	570	29	635	22	520	27	634	24	441
	112	$11,885	144	$19,376	111	$12,347	133	$16,029	116	$14,440

Loans 30 to 89 days delinquent
to total loans receivable, net		0.15%		0.24%		0.15%		0.20%		0.18%

	Nonaccrual Loans and OREO at:
	March 31,		December 31,		September 30,		June 30,		March 31,
	2026		2025		2025		2025		2025
	Count	Amount	Count	Amount	Count	Amount	Count	Amount	Count	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	31	$4,130	29	$3,223	29	$2,754	23	$2,168	30	$2,814
Purchased	15	5,606	6	1,469	6	1,524	6	1,875	10	2,585
Commercial:
Commercial real estate	12	2,634	12	3,358	11	3,123	12	3,387	11	3,315
Commercial and industrial	4	999	2	199	2	210	5	412	4	376
Consumer	9	72	14	218	10	94	12	176	19	473
	71	13,441	63	8,467	58	7,705	58	8,018	74	9,563

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.17%		0.10%		0.09%		0.10%		0.12%

Nonaccrual loans less than 90 Days Delinquent:(1)
Commercial:
Commercial real estate	6	$41,057	4	$40,338	3	$40,249	3	$40,338	5	$1,128
Commercial and industrial	7	410	1	77	2	109	1	97	2	142
	13	41,467	5	40,415	5	40,358	4	40,435	7	1,270
Total nonaccrual loans	84	54,908	68	48,882	63	48,063	62	48,453	81	10,833

Nonaccrual loans as a percentage of total loans		0.68%		0.60%		0.59%		0.60%		0.14%

OREO:
One- to four-family:
Originated(2)	—	$—	2	$291	1	$62	1	$92	—	$—
Consumer	1	135	1	135	1	135	—	—	—	—
	1	135	3	426	2	197	1	92	—	—
Total non-performing assets	85	$55,043	71	$49,308	65	$48,260	63	$48,545	81	$10,833

Non-performing assets as a percentage
of total assets		0.56%		0.50%		0.49%		0.50%		0.11%
(1)Includes loans required to be reported as nonaccrual pursuant to internal policies even if the loans are current.
(2)Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following table presents the amortized cost of loans classified as special mention or substandard at the dates presented. The decrease in commercial real estate special mention loans at March 31, 2026 compared to September 30, 2025 was due mainly to a hotel participation loan being upgraded to pass due to an improvement in the hotel's financial results. The majority of the substandard commercial real estate loan balance for the periods presented in the table below relates to one borrowing relationship. During the current quarter, an updated appraisal was received related to the collateral securing the lending relationship. The updated appraisal was lower than the appraisal received approximately a year ago and as a result, a $4.0 million specific valuation allowance was recorded as of March 31, 2026 related to this lending relationship. The loans associated with this lending relationship were on nonaccrual at the dates presented in the table below.

	March 31, 2026		December 31, 2025		September 30, 2025
	Special Mention	Substandard	Special Mention	Substandard	Special Mention	Substandard
	(Dollars in thousands)
One- to four-family	$12,498	$24,023	$14,236	$21,611	$13,055	$20,616
Commercial:
Commercial real estate	22,352	45,773	22,448	45,801	59,993	45,550
Commercial and industrial	364	1,414	579	277	399	473
Consumer	166	213	$106	365	326	322
	$35,380	$71,423	$37,369	$68,054	$73,773	$66,961

Allowance for Credit Losses: The Bank utilizes a discounted cash flow model for estimating expected credit losses for pooled loans and loan commitments. Expected credit losses are determined by calculating projected future loss rates, which are dependent upon forecasted economic indices, and applying qualitative factors when deemed appropriate by management. At March 31, 2026, management applied qualitative factors to account for large dollar commercial real estate loan concentrations and potential risk of loss in market value for newer one- to four-family loans. These qualitative factors were applied to account for credit risks not fully reflected in the discounted cash flow model.
The Company's commercial real estate loans generally have low LTVs and strong DSCRs, which serve as indicators that losses in the commercial real estate loan portfolio might be unlikely; however, because there is uncertainty surrounding the nature, timing, and amount of expected losses, management believes that in the event of a realized loss within the large dollar commercial real estate loan pool, the magnitude of such a loss could be significant. The large dollar commercial real estate loan concentration qualitative factor addresses the risks associated with large dollar relationships. As part of its analysis, management considered external data, including historical commercial real estate price index trending information, from a variety of sources to help determine the amount of this qualitative factor.

For one- to four-family loans, management believes there is a risk of loss in market value in an economic downturn related to, in particular, newer originations where property values have not experienced price appreciation, as compared to more seasoned loans in our portfolio, and applied a qualitative factor to account for this risk. To determine the appropriate amount of the one- to four-family loan qualitative factor as of March 31, 2026, management considered external historical home price index trending information, along with historical loan loss experience, and portfolio balance trending, the one-to four-family loan portfolio composition with regard to loan size, and management's knowledge of the Bank's loan portfolio and the one- to four-family lending industry.

The distribution of our ACL and the ratio of ACL to loans receivable, by loan type, at the dates indicated is summarized below. The increase in the ACL to loans receivable ratio as of March 31, 2026, compared to December 31, 2025, was due primarily to establishing a $4.0 million specific valuation related to a commercial real estate lending relationship discussed above. Based on management's evaluation of the credit risk within the Bank's commercial loan portfolio, taking into consideration DSCRs and LTVs, management believes the Bank's ACL ratio for commercial loans is appropriate for the credit risk. See additional discussion regarding the Bank's commercial loan DSCRs and LTVs in the "Loan Portfolio - Commercial Loans" section above.

	Distribution of ACL			Ratio of ACL to Loans Receivable
	March 31,	December 31,	September 30,	March 31,	December 31,	September 30,
	2026	2025	2025	2026	2025	2025
	(Dollars in thousands)
One- to four-family	$2,663	$2,842	$3,046	0.05%	0.05%	0.05%
Commercial:
Commercial real estate	18,973	16,825	15,809	1.00	0.90	0.92
Commercial and industrial	2,046	1,826	2,499	0.88	0.83	1.19
Commercial construction	2,716	2,871	2,468	1.44	1.56	1.26
Total	23,735	21,522	20,776	1.02	0.94	0.98
Consumer	201	208	217	0.18	0.18	0.19
Total	$26,599	$24,572	$24,039	0.33	0.30	0.30

Historically, the Bank has maintained very low delinquency ratios and net charge-off rates. Over the past two years, the Bank's highest ratio of commercial loans 90 days or more delinquent to total commercial loans at a quarter end was 0.22%. The highest such ratio for one- to four-family originated and correspondent loans, combined, was 0.17%. During the 10-year period ended March 31, 2026, the Bank recognized $904 thousand of total net charge-offs. As of March 31, 2026, the ACL balance was $26.6 million and the reserve for off-balance sheet credit exposures totaled $6.3 million, which management believes is adequate for the credit risk characteristics in our loan portfolio.

The following table presents ACL activity and related ratios at the dates and for the periods indicated.

	For the Three Months Ended	At or For the Six Months Ended
	March 31, 2026	March 31, 2026
	(Dollars in thousands)
Balance at beginning of period	$24,572	$24,039
Charge-offs:
One- to four-family	(12)	(12)
Commercial	—	(102)
Consumer	(29)	(50)
Total charge-offs	(41)	(164)
Recoveries:
One- to four-family	1	1
Commercial	—	2
Consumer	3	5
Total recoveries	4	8
Net (charge-offs) recoveries	(37)	(156)
Provision for credit losses	2,064	2,716
Balance at end of period	$26,599	$26,599

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	0.07	0.30
ACL to non-performing loans at end of period	48.44	48.44
ACL to loans receivable at end of period	0.33	0.33
ACL to net charge-offs (annualized)	179x	85x

Securities Portfolio
The following table presents the distribution of our securities portfolio, at amortized cost, at March 31, 2026. Overall, fixed-rate securities comprised 91% of our securities portfolio at March 31, 2026. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied.

	Amount	Yield	WAL
	(Dollars in thousands)
MBS	$791,659	5.44%	4.0
Corporate bonds	4,000	5.12	6.1
	$795,659	5.44	4.0
The following table summarizes the activity in our securities portfolio for the periods presented. The weighted average yields for the beginning and ending balances are as of the first and last days of the periods presented and are generally derived from recent prepayment activity on the securities in the portfolio. The beginning and ending WALs are the estimated remaining principal repayment terms (in years) after the most recent three-month historical prepayment speeds and projected call option assumptions have been applied.

	For the Three Months Ended			For the Six Months Ended
	March 31, 2026			March 31, 2026
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$829,704	5.48%	4.1	$867,216	5.45%	4.8
Maturities and repayments	(35,342)			(76,298)
Net amortization of (premiums)/discounts	861			1,699
Purchases	21,041	4.34	6.3	22,889	4.53	6.0
Change in valuation on AFS securities	(6,698)			(5,940)
Ending balance - carrying value	$809,566	5.44	4.0	$809,566	5.44	4.0

Deposit Portfolio
The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented. The decrease in the deposit portfolio rate as of March 31, 2026 compared to December 31, 2025 was due primarily to an increase in retail checking accounts, a reduction in the rate on retail money market accounts, and a decrease in the retail certificate of deposit portfolio rate. The decrease in the deposit portfolio rate as of March 31, 2026 compared to September 30, 2025 was due mainly to a decrease in the rate paid on retail certificates of deposit and retail money market accounts, along with an increase in the balance of retail checking accounts and commercial non-interest bearing checking account.

	March 31, 2026			December 31, 2025			September 30, 2025
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$674,415	—%	9.7%	$641,201	—%	9.5%	$601,371	—%	9.1%
Interest-bearing checking	935,193	0.24	13.5	907,684	0.23	13.4	859,256	0.21	13.0
High yield savings	630,923	3.59	9.1	557,559	3.70	8.3	460,712	3.88	7.0
Other savings	438,144	0.07	6.4	424,280	0.07	6.3	423,942	0.07	6.5
Money market	1,231,691	1.12	17.8	1,229,427	1.19	18.2	1,233,487	1.29	18.7
Certificates of deposit	3,014,125	3.60	43.5	2,998,481	3.65	44.3	3,012,680	3.74	45.7
	$6,924,491	2.13	100.0%	$6,758,632	2.18	100.0%	$6,591,448	2.26	100.0%

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio, split between retail non-maturity deposits, commercial non-maturity deposits, and certificates of deposit at the dates presented.

	March 31, 2026			December 31, 2025			September 30, 2025
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Retail non-maturity deposits:
Non-interest-bearing checking	$446,629	—%	6.4%	$431,397	—%	6.4%	$409,722	—%	6.2%
Interest-bearing checking	857,351	0.08	12.4	823,946	0.08	12.2	790,783	0.08	12.0
High yield savings	630,923	3.59	9.1	557,559	3.70	8.3	460,712	3.88	7.0
Other savings	434,042	0.07	6.3	420,756	0.07	6.2	420,330	0.07	6.4
Money market	1,060,519	0.96	15.3	1,060,980	1.03	15.7	1,050,841	1.07	15.9
Total	3,429,464	0.99	49.5	3,294,638	0.99	48.8	3,132,388	0.96	47.5
Commercial non-maturity deposits:
Non-interest-bearing checking	227,786	—	3.3	209,804	—	3.1	191,649	—	2.9
Interest-bearing checking	77,842	2.04	1.1	83,738	1.73	1.2	68,473	1.72	1.0
Savings	4,102	0.05	0.1	3,524	0.05	0.1	3,612	0.05	0.1
Money market	171,172	2.11	2.5	168,447	2.18	2.5	182,646	2.52	2.8
Total	480,902	1.08	7.0	465,513	1.10	6.9	446,380	1.29	6.8
Certificates of deposit:
Retail certificates of deposit	2,872,653	3.60	41.4	2,818,392	3.63	41.7	2,828,982	3.73	43.0
Commercial certificates of deposit	67,169	3.52	1.0	62,178	3.55	0.9	61,819	3.64	0.9
Public unit certificates of deposit	74,303	3.96	1.1	117,911	4.02	1.7	121,879	4.06	1.8
Total	3,014,125	3.60	43.5	2,998,481	3.65	44.3	3,012,680	3.74	45.7

	$6,924,491	2.13	100.0%	$6,758,632	2.18	100.0%	$6,591,448	2.26	100.0%

The following table presents the amount, weighted average rate, and percent of total for total retail deposits, commercial deposits, and public unit certificates of deposit at the dates noted.

	March 31, 2026			December 31, 2025			September 30, 2025
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Total retail deposits	$6,302,117	2.18%	90.9%	$6,113,030	2.21%	90.5%	$5,961,370	2.28%	90.5%
Total commercial deposits	548,071	1.38	8.0	527,691	1.39	7.8	508,199	1.58	7.7
Public unit certificates of deposit	74,303	3.96	1.1	117,911	4.02	1.7	121,879	4.06	1.8
	$6,924,491	2.13	100.0%	$6,758,632	2.18	100.0%	$6,591,448	2.26	100.0%

As of March 31, 2026, approximately $779.2 million (or approximately 11%) of the Bank's Call Report deposit balance was uninsured, of which approximately $645.8 million (or approximately 9% of the Bank's Call Report deposit balance) related to commercial and retail deposit accounts, with the remainder mainly comprised of fully collateralized public unit deposits and intercompany accounts. The uninsured amounts are estimates based on the methodologies and assumptions used for the Bank's regulatory reporting requirements.

Borrowings
The following table presents the maturity of term borrowings, which consist of FHLB advances, along with associated weighted average contractual and effective rates as of March 31, 2026. Amortizing FHLB advances are presented based on their maturity dates versus their quarterly scheduled repayment dates.

Maturity by		Contractual	Effective
Fiscal Year	Amount	Rate	Rate(1)
	(Dollars in thousands)
2026	$175,000	2.89%	2.89%
2027	362,500	2.59	2.73
2028	856,148	4.00	4.00
2029	240,000	4.00	4.14
2030	75,000	4.20	4.20
	$1,708,648	3.59	3.65
(1)The effective rate includes the impact of the interest rate swap and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents borrowing activity for the periods shown. The borrowings presented in the table have original contractual terms of one year or longer or are tied to the interest rate swap which has an original contractual term longer than one year. Line of credit borrowings and finance leases are excluded from the table. The effective rate is shown as a weighted average and includes the impact of the interest rate swap and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity as of the first and last days of the period presented.

	For the Three Months Ended			For the Six Months Ended
	March 31, 2026			March 31, 2026
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$1,829,816	3.65%	1.4	$1,950,984	3.54%	1.5
Maturities and repayments	(496,168)	3.80		(667,336)	3.43
New FHLB borrowings	375,000	3.81	2.4	425,000	3.79	2.3
Ending balance	$1,708,648	3.65	1.6	$1,708,648	3.65	1.6
During the current quarter, the Bank prepaid $375.0 million of fixed-rate advances with a weighted average effective rate of 4.36% and a WAM of 0.9 years and replaced them with $375.0 million of fixed-rate advances with a weighted average effective rate of 3.81% and a WAM of 2.4 years. This transaction resulted in prepayment fees of $2.1 million, which will be recognized in interest expense over the life of the new FHLB advances. During the quarter ended December 31, 2025, the Bank prepaid a $50.0 million fixed-rate advance with a weighted average effective rate of 4.03% and a WAM of 0.5 years and replaced it with a $50.0 million fixed-rate advance with a weighted average effective rate of 3.64% and a WAM of 2.0 years. This transaction resulted in prepayment fees of $11 thousand, which will be recognized in interest expense over the life of the new FHLB advance. These prepayment activities are reflected in the table above. Management will continue to monitor opportunities for wholesale funding and may pay down FHLB advances in future periods. The Bank may also renew certain fixed-rate advances in the future using adjustable-rate advances in order to better match the repricing characteristics of its increasing commercial loan portfolio.

Maturities of Interest-Bearing Liabilities
The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail/commercial and public unit amounts, and non-amortizing FHLB advances for the next four quarters as of March 31, 2026.

	June 30,	September 30,	December 31,	March 31,
	2026	2026	2026	2027	Total
	(Dollars in thousands)
Retail/Commercial Certificates:
Amount	$638,250	$626,018	$675,294	$295,325	$2,234,887
Repricing Rate	3.78%	3.64%	3.57%	3.40%	3.63%
Public Unit Certificates:
Amount	$8,001	$17,379	$18,673	$19,000	$63,053
Repricing Rate	4.24%	3.95%	3.63%	4.14%	3.95%
Term Borrowings:
Amount	$50,000	$125,000	$—	$100,000	$275,000
Repricing Rate	0.98%	3.66%	—	1.24%	2.29%
Total
Amount	$696,251	$768,397	$693,967	$414,325	$2,572,940
Repricing Rate	3.59%	3.65%	3.57%	2.91%	3.49%

The following table sets forth the WAM information for our certificates of deposit, in years, as of March 31, 2026.

Retail certificates of deposit	0.7
Commercial certificates of deposit	0.5
Public unit certificates of deposit	0.7
Total certificates of deposit	0.7

Average Rates and Lives
At March 31, 2026, the gap between the amounts of the Bank's interest-earning assets and interest-bearing liabilities projected to mature or reprice within one year was $(792.4) million, or (8.1%) of total assets, compared to $(1.23) billion, or (12.6%) of total assets, at December 31, 2025. The change in the one-year gap amount was due to both a decrease in the amount of projected interest-bearing liability cash flows coming due in one year as well as to a net increase in the amount of interest-earning assets for the same time period. The decrease in liability cash flows was primarily related to the Bank's wholesale borrowings portfolio as $375.0 million of fixed-rate FHLB advances were prepaid during the current quarter, which extended the weighted average remaining terms, and the Bank also repaid a $100.0 million advance that matured during the current quarter. The net increase in projected asset cash flows was due to increases in the balance of cash and commercial loans projected to mature or reprice within one year.

The amount of interest-bearing liabilities expected to reprice in a given period is not typically significantly impacted by changes in interest rates because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of March 31, 2026, the Bank's one-year gap would have been projected to be $(1.01) billion, or (10.3)% of total assets. If interest rates were to decrease 200 basis points, as of March 31, 2026, the Bank's one-year gap would have been projected to be $(354.9) million, or (3.6)% of total assets. The changes in the gap amounts compared to when there is no change in rates was due to changes in the anticipated net cash flows primarily as a result of projected prepayments on mortgage-related assets in each rate environment. In higher rate environments, prepayments on mortgage-related assets are projected to be lower, and in lower rate environments, prepayments are projected to be higher.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of March 31, 2026. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of the interest rate swap and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of the interest rate swap.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Securities	$809,566	5.44%	3.2		8.6%
Loans receivable:
Fixed-rate one- to four-family	4,808,748	3.54	6.6	59.1%	51.4
Fixed-rate commercial	895,911	5.86	1.5	11.0	9.6
All other fixed-rate loans	29,868	7.43	6.9	0.4	0.3
Total fixed-rate loans	5,734,527	3.92	5.8	70.5	61.3
Adjustable-rate one- to four-family	882,938	4.57	4.2	10.8	9.4
Adjustable-rate commercial	1,421,835	5.90	2.6	17.5	15.2
All other adjustable-rate loans	99,996	7.18	3.4	1.2	1.1
Total adjustable-rate loans	2,404,769	5.46	3.2	29.5	25.7
Total loans receivable	8,139,296	4.38	5.0	100.0%	87.0
FHLB stock	79,420	9.21	1.6		0.9
Cash and cash equivalents	330,925	3.47	—		3.5
Total interest-earning assets	$9,359,207	4.48	4.6		100.0%

Non-maturity deposits	$3,235,951	1.21	4.6	51.7%	40.7%
Retail certificates of deposit	2,872,653	3.60	0.7	46.0	36.1
Commercial certificates of deposit	67,169	3.52	0.5	1.1	0.8
Public unit certificates of deposit	74,303	3.96	0.7	1.2	0.9
Total interest-bearing deposits	6,250,076	2.36	2.7	100.0%	78.5
Term borrowings	1,709,827	3.64	1.6		21.5
Total interest-bearing liabilities	$7,959,903	2.64	2.5		100.0%